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                                                                       EXHIBIT 8

                        JAECKLE FLEISCHMANN & MUGEL, LLP
                          A T T O R N E Y S A T L A W

   FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292 USA
                      TEL (716) 856-0600 FAX (716) 856-0432

                                 January 9, 1997

Parkway Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi  39201-2195

                  Re:      Parkway Properties, Inc.; Sale and
                           Issuance of Shares of Common Stock
                           ----------------------------------

Ladies and Gentlemen:

                  We are legal counsel to Parkway Properties, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the preparation of its Registration Statement on Form S-3 (No. 333-16479). We are furnishing this opinion at the request of the Company.

                  In rendering this opinion, we have reviewed (1) the Prospectus, (2) the Registration Statement, (3) the Company's Charter and the Certificates of Incorporation of each Subsidiary, (4) the Company's By-Laws and the By-Laws of each Subsidiary, and (5) the Company's Federal Income Tax Return for the year ended June 30, 1995.

                  We have reviewed with management of the Company the investments and operations of the Company. We have also reviewed certain documents in the Company relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company. Our discussions with management focused, among other things, on the number and holdings of shareholders of the Company; the proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its real property leases; the income generated from subleases of its real property; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.


                    BUFFALO, NEW YORK - ROCHESTER, NEW YORK
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January 9, 1997
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                  Furthermore, in rendering this opinion we have relied upon certain factual representations made by the Company. Although we have not independently verified the truth, accuracy or completeness of these factual representations and the underlying assumptions upon which they are based, nothing has come to our attention that would cause us to question them. Such representations include, but are not limited to, representations that:

                  (1) the Company has and will be operated in the manner described in the Prospectus;

                  (2) the Company will file for its taxable year commencing January 1, 1997 and ending December 31, 1997 (the "Current Year"), and thereafter, an election under Section 856(c)(1) of the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a real estate investment trust for federal income tax purposes;

                  (3) the Company will make during the Current Year and thereafter the distributions to shareholders required by Section
857(a)(1) of the Code;

                  (4) the Company will comply during the Current Year and thereafter with Section 857(a)(2) of the Code and Treasury Regulation Section 1.857-8 pertaining to actual ownership of shares of the Company and the maintenance of records with respect thereto;

                  (5) the Company will satisfy during the Current Year and thereafter the organizational and ownership requirements set forth in Section 856(a) of the Code;

                  (6) the Company will satisfy during the Current Year and thereafter the tests set forth in Section 856(c)(5) of the Code relating to the assets held by the Company at the end of each quarter in the applicable years in that (i) 75% of the value of its total assets will be represented by real estate assets, (ii) less than 25% of its total assets will be represented by securities, (iii) less than 5% of the value of its total assets will be represented by securities in any one issuer, and (iv) it will not own more than 10% of the outstanding voting securities of any one issuer;

                  (7) the Company will satisfy during the Current Year and thereafter the tests set forth in Section 856(c)(2), (3) and (4) of the Code in that at least 75% of its gross income will be derived from real estate assets (principally "rents from real property" within the meaning of Sections 856-860 of the Code); an


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January 9, 1997
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additional 20% of its gross income will be derived from such sources or dividends or interest or gain on the disposition of stock or securities; and less than 30% of its gross income will be derived from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property transferred in a prohibited transaction, and (iii) real property or real property interests generally held for less than four years.

                  (8) for the Current Year and thereafter (i) the Company's properties (and the properties owned by any partnership in which the Company is a partner) have been and will be managed by independent contractors as required pursuant to Section 856(d) of the Code ("Independent Contractors"), (ii) the Independent Contractors have been and will be adequately and reasonably compensated for any and all services performed by them for the Company, (iii) the Independent Contractors have not and will not fall within any of the relationships prohibited by Section 856(d)(3) of the Code, (iv) the Company will not derive or receive income from the Independent Contractors, and (v) the Company will not furnish or render services to tenants of the property owned by it (or by any partnership in which the Company is a partner) which are primarily for the convenience of the tenant and are other than those usually or customarily rendered in connection with the rental of space for occupancy only, other than through an Independent Contractor; and

                  (9) the rents to be received by the Company in the Current Year and thereafter (i) have not been and will not be determined, in whole or in part, from the net income or profits derived by the tenant from the property, and (ii) less than 15% of the total rent under each lease has been and will be attributable to personal property leased in connection with the lease of real property.

                  (10) As of January 1, 1997, the Company did not have any positive accumulated earnings and profits.

                  (11) All partnerships in which the Company or any of its subsidiaries is a partner have been duly formed and have conducted their business in accordance with the terms and provisions of the agreements under which they were formed and the laws applicable to their formation and operation in the jurisdictions to which they are subject.

                  Based upon the foregoing, we are of the opinion that:

                  1. The Company's organization and proposed method of operation will enable it to qualify to be taxed as a real estate


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January 9, 1997
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investment trust under the Code commencing with Parkway's Current Year and for its future taxable years.

                  2. Each of the partnerships in which the Company is a partner qualifies for taxation as a partnership for federal income tax purposes.

                  We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Prospectus or the Registration Statement and this letter will continue to be accurate in the future. In addition, our opinions are based on the current Code and the regulations thereunder as now constituted, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

                  This opinion is being furnished to you in connection with the preparation of the Registration Statement and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its attachment as an exhibit to the Prospectus contained therein, as well as to the reference to this opinion therein.

                                        Very truly yours,

                                        /s/ Jaeckle Fleischmann & Mugel, LLP